Exhibit 99.1

The Dow Chemical Company Midland, MI 48674

For Editorial Information: David Winder The Dow Chemical Company (989) 636-0626 dowmedia.relations@dow.com	For Investor Information: Bob Plishka The Dow Chemical Company +1-989-638-2288 IR@dow.com
FOR IMMEDIATE RELEASE

Dow Reaches Agreement to Close Rohm and Haas Acquisition
- Financing includes substantial equity investments by two major shareholders. -
- Dow becomes the world’s leading specialty chemicals and advanced materials company-

Midland, Mich. – March 9, 2009 – The Dow Chemical Company (NYSE:DOW) today announced that it has reached agreements with Rohm and Haas and certain of its shareholders, that permit Dow to close the acquisition on substantially altered financial terms by April 1, 2009.   Today’s agreement resolves the litigation initiated by Rohm and Haas against Dow on January 26, 2009.

Dow will host a teleconference for investors at 5:00 p.m. Eastern Daylight Time to provide additional detail and context around the terms of today’s settlement announcement.

The acquisition creates the world’s leading specialty chemicals and advanced materials company, combining the two organizations’ best-in-class technologies, broad geographic reach and strong industry channels to create an outstanding business portfolio with significant long-term growth opportunities.

more –

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Dow and Rohm and Haas Reach Agreement to Close

“Dow has taken the time and steps necessary to close this transaction on substantially improved financial terms to the company, despite the continuing financial and economic uncertainty facing our world. The strategic benefits of the acquisition of Rohm and Haas have never been in question; just the path to completing the deal,” said Dow Chairman and CEO, Andrew N. Liveris.

As part of today’s agreement, Rohm and Haas’s two largest shareholders have agreed to purchase $2.5 billion in face value of perpetual preferred equity issued by Dow.  In addition, one of the shareholders, the Haas Family Trusts has agreed that at Dow’s option, they will make an investment in an additional $500 million of Dow’s equity.  These equity investments substantially reduce the debt financing required to fund the acquisition, Dow has restructured the transaction to essentially pay the equivalent of $63 per share in cash, and $15 per share in face value of preferred equity securities. To fund the acquisition of Rohm and Haas, Dow will use the proceeds from the equity issuances to reduce the amount it would otherwise be required to draw down from the $12.5 billion bridge loan, which was renegotiated last week to provide a one-year extension on $8 billion of the total loan. The financing for the acquisition also includes equity investments of $3 billion by Berkshire Hathaway and $1 billion by the Kuwait Investment Authority (KIA) in the form of convertible preferred equity.

Acquisition Delivers Significant Cost and Revenue Synergy Opportunities
Dow plans to achieve its long-term goals for the Rohm and Haas acquisition with a carefully conceived path forward built upon the cornerstones of financial discipline and operational excellence. Dow has put into place an even more aggressive plan to realize combined synergies of $1.3 billion, up from $910 million, as originally outlined. With a long history of operational excellence, Dow has a demonstrated willingness to make the decisions necessary to maintain and improve financial performance. Cost savings will come from increased purchasing power for raw materials for the combined company; manufacturing and supply chain work process improvements;

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow and Rohm and Haas Reach Agreement to Close

office consolidations and the elimination of redundant corporate overhead for shared services and governance.

Finally, as part of the Company’s plans to improve its financial position, Dow has commenced an aggressive asset divestment program involving a number of Dow and Rohm and Haas business units expected to yield approximately $4 billion including:

1.	Dow’s 45 percent stake in Total Raffinaderij Nederland NV (TRN), the Dutch petroleum refining partnership with Total Group. The sale process is underway;

2.	Some of Dow’s equity stakes in its olefins and derivatives business in SE Asia. Preliminary discussions with the relevant parties have already begun;
3.
Morton Salt, a division of Rohm and Haas, contingent upon the closing of the proposed acquisition of Rohm and Haas by Dow. Interested parties have submitted bids, and Dow will evaluate these bids as appropriate over the course of the coming weeks to determine timing of the sale process.

Divestments from this program, in addition to the increased equity financing will essentially address the cash shortfall created by the failure of the K-Dow transaction to close as scheduled.

“Rohm and Haas is a strong operational and strategic fit for Dow and is a critical component of the Company’s long-term transformational strategy. This combination brings together the two companies’ best-in-class products and technologies, broad geographic reach, and well-developed channels to market. As a combined entity, we will form a world-class platform with significant long-term growth potential, said Liveris. Additionally, we are a strong company with a history of strong operating performance and a passionate commitment to our shareholders.”

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow and Rohm and Haas Reach Agreement to Close

About Dow

With annual sales of $58 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at dow.com.

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements made by or on behalf of The Dow Chemical Company and its subsidiaries (the Company). The forward-looking statements contained in these reports and other parts of this web site involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices, and other factors as discussed in filings with the U.S. Securities and Exchange Commission (SEC). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Webcast and Conference Call Information
Dow will host a call with investors and securities analysts today at 5:00 p.m. U.S. Eastern Daylight Time.

The call will last 60 minutes.

Connection information is as follows:

Listen-only dial-in information: +1 (719) 457-0700
Pass code: 8010718

Webcast link:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80099&eventID=2125227

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